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                                                                    EXHIBIT 3(i)

                                     CHARTER

                                       OF

                          MID-AMERICA BANCSHARES, INC.

     Pursuant to the provisions of the Tennessee Business Corporation Act, as amended, the undersigned Corporation adopts the following Charter:

                                    ARTICLE 1

     The name of the corporation is Mid-America Bancshares, Inc.

                                    ARTICLE 2

     The address of the principal office of this corporation in the State of Tennessee is 7651 Highway 70 South, Nashville, Tennessee 37221.

                                    ARTICLE 3

     The address of the corporation's registered office in Tennessee is One Burton Hills Boulevard, Suite 330, Nashville, Davidson County, Tennessee 37215. The name of the registered agent to be located at this address is Daniel W. Small, who is also the incorporator of the corporation.

                                    ARTICLE 4

     The corporation is for profit. The purpose for which the corporation is organized is to conduct any businesses and to engage in any activities not specifically prohibited to corporations for profit under the laws of the State of Tennessee. The corporation shall have all powers necessary and convenient to conduct the businesses and engage in the activities set forth in this Charter, including, but not limited to, the powers enumerated in the Tennessee Business Corporation Act or any amendment thereto. In addition, the corporation shall have the full power to purchase and otherwise acquire, and dispose of, its own shares and securities granted by the laws of the State of Tennessee. Without limiting the foregoing broad grant of powers to the corporation, the corporation shall have the right to conduct the business of a bank holding company and to engage in all activities permitted to bank and financial holding companies under the laws of the State of Tennessee and the United States of America, and also in each other jurisdiction in which the corporation may conduct business from time to time.

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                                    ARTICLE 5

     The corporation shall have perpetual duration.

                                    ARTICLE 6

     Section 6.1 Capital Stock.

     (a) The board of directors shall be authorized to issue authorized shares without prior shareholder approval. The corporation is authorized to issue one hundred million (100,000,000) shares of its capital stock, divided into seventy-five million (75,000,000) shares of common stock (the "Common Stock"), and twenty-five million (25,000,000) shares of preferred stock (the "Preferred Stock").

     (b) One or more classes or series of the Common Stock shall have unlimited voting rights and one or more classes or series of the Common Stock shall be entitled to share equally in any net assets of the corporation received upon liquidation. The classes or series of the Common Stock entitled to unlimited voting rights and to liquidation rights need not be the same classes or series. Said Common Stock may be increased or decreased from time to time in accordance with the provisions of the laws of the State of Tennessee.

     (c) The board of directors is expressly authorized at any time and from time to time to provide for the issuance of shares of the corporation's capital stock, both Common Stock and Preferred Stock, in one or more classes or series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the board of directors, and as are not stated and expressed in this Charter or any amendment hereto; and (if required by law) by filing an article of amendment pursuant to the applicable law of the State of Tennessee to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences, and relative rights of the shares of each such class or series and the qualifications, or restrictions thereof. Cumulative voting is not permitted.

     (d) Unless otherwise expressly provided by the board of directors in authorizing the issuance of a class or series of the corporation's securities:

     (i) All shares of the corporation's securities shall be of equal rank and shall be identical, and each share of a class or series shall be identical in all respects with the other shares of the same class or series, except as to the date, if any, from which dividends thereon shall accumulate;


                                      -2-

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     (ii) Each holder of shares of a class or series shall be entitled to one vote for each share of such stock held and such class or series shall vote together and not jointly with any other class or series;

     (iii) No holder of shares of any class or series of securities of the corporation shall have as a matter of right any preemptive or preferential right to subscribe for, purchase, receive, or otherwise acquire all or any part of any new or additional issue of any equity, debt or hybrid securities of the corporation of any class or series, whether now or hereafter authorized, whether or not convertible into shares of any other class or series of securities of the corporation; provided, that if the board of directors provides for preemptive rights as to any class or series of securities then proposed to be issued, such resolution shall be limited to such proposed issue;

     (iv) If no class or series is designated as to the issuance of any shares of the corporation's securities, such shares shall be deemed to be equal to each other in voting, dividend and liquidation rights, and in all other respects;

     (v) Dividends on any classes or series of the corporation's securities may be cumulative or non-cumulative, in the discretion of the board of directors, to be determined by the board of directors and set forth in the designation of terms or preferences in respect of any issue of a class or series of the corporation's securities;

     (vi) Dividends and distributions on shares of any classes or series of corporation's securities may be, if so provided by the board of directors, prohibited for any period of time specified by the board of directors if dividends, or if mandatory or contractually required redemptions, on any other issue of the corporation's securities are not made;

     (vii) Except as priority may be otherwise determined by the board of directors as to any classes or series of securities, shares of any class or series of corporation's securities may have rights superior to shares of other classes or series of the corporation's securities in the receipt of assets of the corporation upon any liquidation, dissolution or winding up of the affairs of the corporation, to the extent of the redemption value (or, if no redemption value is specified, to the extent of the par value of each share) together with accrued but unpaid and enforceable dividends on such shares); and

     (viii) Unless otherwise specified by the board of directors by resolution, the par value of each class or series of the corporation's Common Stock shall be $1.00 per share, but there shall be no requirement that any class or series of the corporation's shares shall have a par value or any specific par value.

     (e) Notwithstanding any other provision of this Charter that might be read more restrictively,


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the authority of the board of directors with respect to each class or series shall include, but not be limited to, determination of the following:

     (i) The distinctive designation of such class or series and the number of shares which shall constitute such class or series, which number may be increased (except where otherwise provided by the board of directors in creating such class or series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the board of directors;

     (ii) Whether that class or series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms, conditions and limitations of such voting rights;

     (iii) The dividend rate on the shares of that class or series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priorities, if any, of payments of dividends in respect of shares of that class or series;

     (iv) Whether or not the shares of that class or series shall be mandatorily redeemable, and, if so, the terms and conditions of such mandatory redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

     (v) Whether that class or series shall have conversion privileges, and, if so, the terms and conditions of such conversion privileges, including provisions for adjustment of the conversion rate in such events as the board of directors shall specify;

     (vi) Whether that class or series shall have a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund;

     (vii) Whether such class or series shall have preemptive rights and, if so, the operation of such preemptive rights;

     (viii) The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation, and the relative rights of priority, if any, of payment of shares of that class or series; and

     (ix) Any other relative rights, preferences and limitations of that class or series permitted by applicable law.

     Section 6.2 Acquisition of Shares of the Corporation. The corporation may acquire its own shares. Any such shares shall become, upon acquisition, authorized but unissued shares unless the board


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of directors of the corporation resolves that, upon reacquisition by the corporation, such shares are to be retired. Neither mandatory nor other redemptions shall be made by the corporation that would violate legal restrictions on distributions. Such distributions can be deferred in whole or in part by the corporation until such time as the board of directors determines that redemptions can lawfully be made, in whole or in part. Unless otherwise required, redemptions will be made, without interest, at the time that the board of directors determines in the exercise of its business judgment that they can lawfully be made.

     Section 6.3 Consideration for Shares of the Corporation. Shares of the corporation may be issued by the corporation for such consideration, not less than the par value thereof (in the case of shares having a par value), as shall be fixed from time to time by the board of directors.

     Section 6.4 No Inadvertent Dissolutions. Subject to the provisions of the Tennessee Business Corporation Act, the board of directors shall have the power to distribute a portion of the assets of the corporation, in cash or in property, to holders of shares of the corporation out of the capital accounts of the corporation. No dividend or distribution shall be deemed ipso facto to be a liquidation, dissolution or winding-up of the corporation unless so provided by resolution of the board of directors or required by law. Neither the sale, conveyance, exchange or transfer of all or substantially all the property and assets of the corporation, the consolidation or merger of the corporation with or into any other entity, nor the merger or consolidation of any other entity with or into the corporation shall be deemed to be a liquidation, dissolution or winding-up of the corporation unless so provided by resolution of the board of directors or required by law.

     Section 6.5 Debt Obligations. The corporation, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

     Section 6.6 Voting Rights Limitation. Voting rights shall be limited as follows: Each share of common voting stock shall be entitled to such votes as are permitted for its class or series and, if no voting rights are specified for such class or series, then one vote each for all purposes. Voting rights for classes or series of preferred stock shall be as set forth in the resolution of the board of directors authorizing such class or series. Voting rights may also be limited by the application of the Tennessee Business Corporation Act and/or any one or more of the Tennessee Business Combination Statutes, as that term is defined in section 15.2 of this Charter.

                                    ARTICLE 7

     Unless more restrictively required by applicable law, the affirmative vote of the holders of seventy-five percent (75%) or more of the outstanding shares entitled to vote for the election of directors is required to authorize (1) any business combination, merger, share exchange, or consolidation (or any comparable transaction) of the corporation with or into another entity, or (2) any sale, lease, or other disposition of all or substantially all of the corporation's assets to another person or entity, whether in one or in a series of transactions, or (3) any dissolution, or liquidation of the corporation, except where any of these transactions


                                      -5-

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will occur between the corporation and any of its majority-owned, direct or indirect, subsidiaries; provided, however, that if at least seventy-five percent (75%) of the members of the entire board of directors shall adopt a resolution affirmatively recommending approval of the proposed transaction by the shareholders of the corporation, and directing that it be submitted to a vote at a meeting of the shareholders, then such amendment shall be approved upon receiving the affirmative vote of the holders of a majority of the outstanding shares of each class of stock of the corporation entitled to vote thereon.

                                    ARTICLE 8

     Section 8.1 Election of Directors. Subject only to the provisions of
Article 14 of this Charter, the members of the board of directors, other than directors elected to fill vacancies caused by an increase in the number of directors or by the removal, death or resignation of existing directors, shall be elected by the shareholders only and shall be elected by a plurality of the votes cast in any such election.

     Section 8.2 General Provisions Concerning the Board of Directors. The business and affairs of the corporation shall be managed by or under the direction of a board of directors. The corporation shall have not fewer than three (3) and not more than thirty (30) directors. The exact number of directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire board of directors. The board of directors shall be divided into three (3) classes, as nearly equal in number as possible, with the term of office of one class expiring each year. At the first annual meeting, one director class shall be elected to serve a term of one year and, thereafter, the members of such director class shall be elected for three-year terms; one director class shall be elected to serve a term of two years and, thereafter, the members of such director class shall be elected for three-year terms; and one director class shall be elected to serve a term of three years and, thereafter, the members of such director class shall continue to be elected for three-year terms. Each director shall serve until such person's successor has been elected and qualified. Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board for any reason, including the removal of directors, shall be filled by the board of directors (and only by the board of directors) acting by a majority of directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which the director shall have been chosen, or as otherwise expressly provided by law, and until a successor shall be elected and qualified.

     Section 8.3 Nominations of Directors.

          8.3.1 Only persons who are nominated in accordance with the procedures set forth in this Charter, as may be supplemented (but not superceded) by the corporation's bylaws, shall be eligible to serve as directors. Nominations of persons for election to the board of directors of the corporation may be made at a meeting of shareholders (i) by or at the direction of the board of directors or (ii) by any shareholder of the corporation who was a shareholder of record at the time of the giving of notice of the applicable meeting who is entitled to vote for the election of directors at the meeting and who shall have fully and completely complied with the notice procedures set


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     forth below in Section 8.3.2.

          8.3.2 In order for a shareholder to nominate a person for election to the board of directors of the corporation at a meeting of shareholders, such shareholder shall have delivered timely notice of such shareholder's intent to make such nomination in writing to the secretary of the corporation. To be timely, unless otherwise provided by applicable law (including, without limitation, federal securities laws), a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the corporation (i) in the case of an annual meeting, not less than sixty (60) nor more than ninety (90) days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from such anniversary date, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, and
     (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. Such shareholder's notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election as a director at such meeting all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) as to the shareholder giving the notice (A) the name and address, as they appear on the corporation's books, of such shareholder and (B) the class and number of shares of the corporation which are beneficially owned by such shareholder and also which are owned of record by such shareholder; and (iii) as to the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such person and
     (B) the class and number of shares of the corporation which are beneficially owned by such person. In addition, the nominating shareholder shall be responsible for providing to the corporation all of the information as to each nominee as is required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulation subsequently adopted by the Securities and Exchange Commission). At the request of the board of directors, any person nominated by the board of directors for election as a director shall furnish to the secretary of the corporation that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. It is the express intention of this Charter that the foregoing information be provided to the board of directors and the shareholders so that adequate disclosure can be made to the shareholders. Accordingly, such information shall be provided notwithstanding that the corporation is not at the time of the adoption of this Charter, or at any other time, subject either to the Exchange Act or to the rules and regulations of the Securities and Exchange Commission. In addition, any nomination made under this section 8.3 shall be accompanied by each nominee's signed consent to be named in a proxy or information statement and to serve as a director of the corporation if elected


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          8.3.3 The chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this section 8.3, and if she or he should so determine, she or he shall so declare to the meeting and the defective nomination shall be disregarded.

          8.3.4 A shareholder seeking to nominate a person to serve as a director must comply in all respects with all applicable requirements of the Exchange Act, together with the rules and regulations thereunder, to the extent applicable to the corporation, with respect to the matters set forth in this section 8.3.

     Section 8.4 Removal for Cause. Notwithstanding any other provision of this Charter or the bylaws of the corporation, and notwithstanding specification of some lesser percentage by law, any one or more directors or the entire board of directors of the corporation may be removed for cause, at any time, by the affirmative vote of at least seventy-five percent (75%) of the entire board of directors or by the affirmative vote of at least seventy-five percent (75%) of all of the issued and outstanding shares of the corporation. Directors may not be removed without cause. As used herein, the term "cause" shall be defined to mean the grounds for judicial removal of a director as specified in T.C.A.
Section 48-18-109, as in effect on the date hereof.

                                    ARTICLE 9

     The board of directors shall exercise all of the powers of the corporation unless otherwise provided by law. The board may delegate certain functions to committees of the board made up entirely of directors. The board of directors may authorize an executive committee of three (3) or more directors to exercise substantially all of the powers of the board of directors during those times when the board of directors is not meeting. Any action which the board of directors of this corporation may properly take may be taken without a meeting. If all directors consent to taking such action without a meeting, the affirmative vote of the number of directors that would be necessary to authorize or take such action at a meeting shall be the act of the board. The action must be evidenced by one or more written consents setting forth the action so taken, signed by each member of the board of directors, indicating each signing director's vote or abstention on the action, and shall be included in the minutes or filed with the corporate records reflecting the action taken.

                                   ARTICLE 10

     Section 10.1 Special Meetings of Shareholders Called by Officers or Directors. Special meetings of shareholders may be called by the chairman of the board, the president, the chief executive officer, or any two executive vice presidents, or by the affirmative vote of not less than seventy-five percent (75%) of the board of directors acting with or without a meeting. Notice of any special meeting shall be sent or being delivered to the shareholders not less than ten (10) days nor more than sixty (60) days before the date of the meeting. Such notice shall include a description of the purpose or purposes for which the


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meeting is called and shall be effective when mailed postpaid and correctly addressed to the shareholder's address shown in the corporation's current record of shareholders.

     Section 10.2 Special Meetings of Shareholders Called by Shareholders. Special meetings of shareholders also may be called by the holders of at least seventy-five percent (75%) of all the votes entitled to be cast on any issue proposed to be considered at such meeting upon request in writing, signed, dated and delivered either in person or by registered or certified mail, return receipt requested, to the Secretary of the corporation by such shareholders at least ninety (90) days before the date of the meeting. Upon receipt of such request, it shall be the duty of such Secretary forthwith to cause to be given to the shareholders entitled thereto notice of such meeting, which notice shall be given on a date not more than forty-five (45) days (or such greater or longer period as may be expressly required by Tennessee law) after the date such request was delivered to such Secretary, as such Secretary may fix and shall be effective when mailed postpaid and correctly addressed to the shareholder's address shown in the corporation's current record of shareholders. Shares held by any Interested Shareholder(s) or the Affiliates or Associates thereof (as defined in Article 15 of this Charter) shall be disregarded for the purposes of determining whether the requisite percentage has been reached. It shall be the duty of any shareholder giving such notice to assure that all requirements of federal and state securities laws have been satisfied before any such meeting shall be called.

                                   ARTICLE 11

     Notwithstanding any provisions of this Charter or the bylaws of the corporation, and notwithstanding the specification of some lesser percentage by law, the affirmative vote of the holders of seventy-five percent (75%) or more of the outstanding shares of each class of stock of the corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of Article 7, Article 8, Article 9, Article 10, Article 11, Article 12, Article 13, Article 14, and/or Article 15 of this Charter; provided, however, that if at least seventy-five percent (75%) of the members of the entire board of directors shall adopt a resolution affirmatively recommending a proposed amendment to any of the foregoing specified Articles, and directing that it be submitted to a vote at a meeting of the shareholders, then such amendment shall be approved upon receiving the affirmative vote of the holders of a majority of the outstanding shares of each class of stock of the corporation entitled to vote thereon.

                                   ARTICLE 12

     No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director; provided that this provision shall eliminate or limit the liability of a director only to the maximum extent permitted from time to time by the Tennessee Business Corporation Act or any successor law or laws, including Section 48-12-102(b)(3) thereof of the Tennessee Business Corporation Act. However, nothing in this charter shall exempt an officer or director from any provision of the Tennessee Business Corporation Act as it may be amended, supplemented or superseded from time to time if (and to the extent that) such exemption is determined by


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a Court of competent jurisdiction to violate Tennessee law or public policy.

                                   ARTICLE 13

     Section 13.1 Power to Indemnify. In addition to any powers provided by law, in the bylaws, or otherwise, the corporation shall have the power to indemnify any person who becomes a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitral, or investigative (including any action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Section 13.2 Duty to Indemnify. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, arbitral, or investigative and whether formal or informal (hereinafter a "proceeding"), by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation or of a limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Tennessee Business Corporation Act, as in effect on the date hereof, or as may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including but not limited to counsel fees, judgments, fines, ERISA, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators. The right to indemnification conferred in this section 13.2 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that any advancement of expenses incurred by an indemnitee shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this section 13.2 or otherwise; the indemnitee furnishes the corporation with a written affirmation of his good faith belief that he has met the standards for indemnification under the Tennessee Business Corporation Act; and a determination is made that the facts then known to those making the determination would not preclude indemnification.

     Section 13.3 Right to Indemnify. The corporation may indemnify and advance expenses to an employee or agent who is not a director or officer to the same extent as to a director or officer by specific


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action of its board of directors or by contract.

     Section 13.4 Advancement of Expenses. Except in cases where a majority of the entire board of directors resolves to the contrary, it shall be the policy of the corporation to advance expenses to any director, officer, employee or agent who has a good faith claim to indemnification. And who has complied with the requirements of the last sentence of section 13.2 of this Charter as to qualifying for advancement of expenses.

     Section 13.5 No Limitation. The rights to indemnification and to the advancement of expenses conferred by section 13.1, section 13.2, or section 13.3 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Charter, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

     Section 13.6 Power to Purchase Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Tennessee Business Corporation Act.

     Section 13.7 Effect of Future Repeal or Amendment. Any repeal or modification of any provision of Article 13 of this Charter, or any provision thereof, by the shareholders or by the board of directors of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                   ARTICLE 14

     Section 14.1 Opt-In. To the maximum extent permitted by law, the corporation hereby opts into the protections provided to it and to its shareholders pursuant to the Tennessee Business Combination Statutes, as that term is defined in Article 15 of this Charter.

     Section 14.2 Board Considerations. In connection with any transaction that is, or that could reasonably be considered to be, covered by any of the Tennessee Business Combination Statutes, or which involves any business combination, merger, consolidation, share exchange, tender offer, exchange offer, liquidation, distribution, sale of all or a material part of the corporation's assets, or comparable transaction (any and all of which may be referred to in this Charter as a Change in Control Transaction, as that term is defined in Article 15), the board of directors, when evaluating any offer or proposal of another party that would or could result in a Change in Control Transaction, shall, in determining what is in the best interests of the corporation and its shareholders, give due consideration to all factors deemed relevant by it under the circumstances then and there prevailing, including without limitation: (a) the short-term and long-term community, financial, social and economic effects on the employees, customers, shareholders and other stakeholders and constituencies of the corporation and its subsidiaries, and on the communities within which


                                      -11-

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the corporation and its subsidiaries operate (it being understood that any subsidiary bank of the corporation is generally expected to support to and to be involved in the communities it serves); (b) the consideration being offered by the other party in relation to the then-current value of the corporation in a freely negotiated transaction and in relation to the board of directors' then-estimate of the future value of the corporation as an independent entity; and (c) the impact of any such Change in Control Transaction on the long-term and strategic plans of the corporation. The board of directors shall not be required to quantify or assign weight or value to any particular component of its decision-making process.

     Section 14.3 Express Limitation of Liability. In connection with any proposed, potential, or actual Change in Control Transaction, neither the corporation nor any of its officers or directors may be held liable for:

     (a) Failing to approve the acquisition of shares of the corporation's capital stock by an Interested Shareholder on or before the date the shareholder acquired such shares;

     (b) Seeking to enforce or implement the provisions of Tennessee law, the corporation's Charter, the corporation's bylaws, and/or any of the corporation's contractual agreements, including any applicable shareholder rights agreement(s);

     (c) Failing to adopt or recommend any charter or by-law amendment or provision relating to provisions of Tennessee law including, without limitation, applicable provisions of one or more of the Tennessee Business Combination Statutes; or failing to redeem, recommend the redemption, or support the redemption of any shareholders rights agreement(s) applicable to the corporation or its capital stock; or

     (d) Opposing any Change in Control Transaction because of a good faith belief that such transaction would adversely affect the corporation's employees, customers, suppliers, stakeholders and/or other constituencies of the corporation and/or any one or more of its banking subsidiaries and/or any one or more of the communities in which the corporation or any its banking subsidiaries operate, or any other factor deemed relevant by the board of directors under the circumstances.

     Section 14.4 Amendment of Bylaws Concerning Tennessee Business Combination Statutes. Except as otherwise provided by this Charter, if at all, or to the extent required by the laws of the State of Tennessee, as now in effect or hereafter amended, the bylaws of the corporation may be amended or repealed or additional bylaws may be adopted by the board of directors by a vote of a majority of the entire board of directors. However, any amendment or repeal of any part of Articles 1, 2, 6, 7 or 9 of the corporation's bylaws effected by the directors shall require the affirmative vote of at least seventy-five percent (75%) of the full board of directors following at least twenty (20) days prior written notice to all directors of the specific proposal or, if presented to the shareholders, any amendment or repeal of any part of Articles 1, 2, 6, 7 or 9 of the corporation's bylaws effected by the shareholders shall require the affirmative vote of at least seventy-five percent (75%) of all of the shares entitled to vote thereon, exclusive


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

on any Interested Shareholder following at least forty-five (45) days prior written notice to all shareholders of the specific proposal

                                   ARTICLE 15

     Section 15.1 Captions Not Controlling. Section headings and captions are for the convenience of the reader only and shall not be deemed to be a part of this Charter or to affect the interpretation or scope thereof.

     Section 15.2 Certain Definitions. As used in this Charter, the terms listed below shall have the meanings ascribed to them in this section:

     (a) The term "Affiliate" shall have the meaning ascribed to that term in T.C.A. Section 48-103-203 as in effect on the date hereof.

     (b) The term "Associate" shall have the meaning ascribed to that term in T.C.A. Section 48-103-203 as in effect on the date hereof.

     (c) The term "business combination" shall have the meaning ascribed to that term in T.C.A. Section 48-103-203 as in effect on the date hereof.

     (d) A "Change in Control Transaction" is any transaction or series of transactions (a) that is or is proposed to be a "business combination" as that term is defined in T.C.A. Section 48-103-203 as in effect on the date hereof, or
(b) does or could be considered to be subject to any of the Tennessee Business Combination Statutes, or (c) which involves any business combination, merger, consolidation, share exchange, tender offer, exchange offer, full or partial liquidation, distribution, sale of all or a material part of the corporation's assets, or comparable transaction.

     (e) The term "Interested Shareholder" shall have the meaning ascribed to that term in T.C.A. Section 48-103-203 as in effect on the date hereof. This term shall be deemed to include the Associates and Affiliates of such persons.

     (f) The term "Tennessee Business Combination Statutes" means the Tennessee Investor Protection Act, to the extent now or hereafter applicable to the corporation (T.C.A. Sections 48-103-101, et seq.), the Tennessee Business Combination Act (T.C.A. Sections 48-103-101, et seq.), the Tennessee Control Share Acquisition Act (T.C.A. Sections 48-103-201, et seq.), the Tennessee Authorized Corporation Protection Act (T.C.A. Sections 48-103-401, et seq.), and the Tennessee Greenmail Act (T.C.A. Sections 48-103-501, et seq.), all as the same may be amended, supplemented and/or recodified from time to time.

     Section 15.3 Savings Clause. Should any provision of this Charter, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of this


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

Charter shall remain valid and fully enforceable and any court considering the validity hereof is respectfully requested to interpret and apply this Charter to effectuate its purpose.

     Executed by the Incorporator on January 19, 2006.

                                         MID-AMERICA BANCSHARES, INC.


                                         By: /s/ Daniel W. Small
                                             -----------------------------------
                                             Daniel W. Small, Incorporator


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